Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025, relating to the financial statements of RenovoRx, Inc. appearing in the Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2024.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

June 27, 2025